Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement of ROO Group, Inc. on Form S-8 (File No. 333-_________), of our report, which includes an explanatory paragraph related to the Company's ability to continue as a going concern, dated March 27, 2007, on our audits of the consolidated financial statements of Roo Group, Inc. and subsidiaries as of December 31, 2006 and for each of the two years in the period then ended. We also consent to the reference to our Firm under the caption “Experts” in the registration statement.

/s/ Moore Stephens, P.C.

Moore Stephens, P.C. New York, New York July 12, 2007